EXHIBIT 99.1

Contact:	James A. D. Smith
President and Chief Executive Officer
- or -
Fred Driscoll
Chief Financial Officer
650-562-1424

GENELABS TECHNOLOGIES, INC. REPORTS
FINANCIAL RESULTS FOR THE THIRD QUARTER AND FIRST NINE MONTHS OF 2007

REDWOOD CITY, Calif. – November 13, 2007 – Genelabs Technologies, Inc. (Nasdaq:GNLB) today reported revenues of $4.6 million and a net loss of $0.1 million, or $0.00 per share, for the third quarter of 2007. This compares to revenues of $3.6 million and a net loss of $0.6 million, or $0.03 per share, for the third quarter of 2006.  Revenues for the first nine months of 2007 were $12.9 million, and the net loss was $1.0 million, or $0.03 per share, compared to revenues of $7.6 million and a net loss of $8.3 million, or $0.42 per share, for the first nine months of 2006.

Genelabs had cash and cash equivalents of $20.2 million at September 30, 2007. Subsequent to September 30, 2007 our cash and cash equivalents balance was affected by a sale of common stock which we completed on October 1, 2007 for estimated net proceeds of $21.5 million. On October 31, 2007 we had cash and cash equivalents of approximately $40.5 million on hand.

“Many experts have recognized the need for improvements in the treatment of hepatitis C virus, or HCV, infection, which has emerged as an important public health threat.  The World Health Organization estimates that 170 million people are infected worldwide”, stated James A.D. Smith, president and chief executive officer of Genelabs.  “It is believed that the most favored new treatment approach will include combinations of antiviral drugs that function by different mechanisms to directly inhibit HCV replication, which is believed to both overcome drug resistance and improve overall response.  To that end, we are positioning Genelabs as a leader in HCV drug discovery with five ongoing programs focusing on generation of direct antiviral agents that disrupt replication of HCV. Each program is distinct in terms of its HCV target and in terms of chemistry approach used to address these targets.  By focusing on distinct approaches, we diversify the inherent risk in any one program. At the same time, if combination therapy regimens succeed as the standard for treating HCV, our different programs have the potential to be used together or with other agents in complimentary drug combinations.

“We have partnered two of our programs, nucleoside HCV inhibitors with Gilead Sciences and non-nucleoside HCV polymerase inhibitors with Novartis, which are both in preclinical development. Our three unpartnered programs represent potential avenues for us to capture value through additional partnerships with large pharmaceutical and biotechnology companies.  However, through our recent financings, we have positioned ourselves financially to be able to advance at least one of these unpartnered programs into the clinic ourselves, if we produce a development candidate that meets our criteria.  We believe that the value to our shareholders of a partnership struck at a clinical stage can be much greater than those engaged at an earlier stage.”

About Genelabs Technologies
Genelabs Technologies, Inc. is a biopharmaceutical company focused on the discovery and development of pharmaceutical products to improve human health. We have built drug discovery capabilities that can support various research and development projects. Genelabs is currently concentrating these capabilities on discovering novel compounds that selectively inhibit replication of the hepatitis C virus and advancing preclinical development of compounds from this hepatitis C virus drug discovery program. Genelabs also has a late-stage product for lupus. We believe that these high-risk, potentially high reward programs focus our research and development expertise in areas where we have the opportunity to generate either first-in-class or best-in-class products that will address diseases for which current therapies are inadequate. For more information, please visit www.genelabs.com.

Note: Genelabs® and the Genelabs logo are registered trademarks.

NOTE ON FORWARD LOOKING STATEMENTS AND RISKS: This press release contains forward-looking statements including statements regarding the Company’s business strategy and potential results, developments in the field of HCV treatment, including whether a combination of anti-viral drugs will become the most favored treatment approach, progress of the Company’s HCV drug discovery programs, the filing of a future IND, performance of clinical trials on an HCV compound, the sufficiency of financial resources, including whether we will have sufficient resources to take one of our programs into clinical trial ourselves, and the potential value to our shareholders of a partnership struck at the clinical stage. These forward-looking statements are based on Genelabs’ current expectations and are subject to uncertainties and risks that could cause actual results to differ materially from the statements made. Uncertainties and risks include, without limitation, that Genelabs may not be able to raise sufficient funds to continue operations; delisting of Genelabs common stock from the Nasdaq Capital Market; fluctuations in Genelabs’ stock price; failures or setbacks in our HCV research and development programs or in our collaborations with Gilead and Novartis; progress and announcements by competitors regarding their HCV programs; regulatory problems or delays regarding HCV; increases in expenses and Genelabs’ capital requirements and history of operating losses. Please see the information appearing in Genelabs’ filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, under the captions “Risk Factors” and “Forward-Looking Statements” for more discussion regarding these uncertainties and risks and others associated with the company's research programs, early stage of development and other risks which may affect the company or cause actual results to differ from those included in the forward-looking statements. Genelabs does not undertake any obligation to update these forward-looking statements or risks to reflect events or circumstances after the date of this release.

                                                    -Financials to Follow-

GENELABS TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30,	December 31,
	2007	2006
	(Unaudited)	(Note 1)
ASSETS
Cash and cash equivalents	$20,218	$18,560
Other current assets	1,580	1,279
Property and equipment, net	1,718	1,011
Other long-term assets	262	1,222
	$23,778	$22,072

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities, including deferred revenue	$11,743	$19,066
Shareholder’s equity	12,035	3,006
	$23,778	$22,072

Note 1: Derived from audited financial statements for the year ended December 31, 2006

GENELABS TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(Unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2007	2006	2007	2006
Revenue:
Contract	$4,404	$3,422	$12,212	$7,133
Royalty	236	180	718	493
Total Revenue	4,640	3,602	12,930	7,626

Operating expenses:
Research and development	3,335	3,231	11,016	10,878
General and administrative	1,672	1,299	4,990	5,552
Total operating expenses	5,007	4,530	16,006	16,430

Operating loss	(367)	(928)	(3,076)	(8,804)
Gain on sale of long-term investment	–	–	1,189	–
Interest income	279	295	876	484

Net loss	$(88)	$(633)	$(1,011)	$(8,320)

Net loss per common share – basic and diluted	$0.00	$(0.03)	$(0.03)	$(0.42)

Weighted average shares outstanding to calculate basic and diluted net loss per common share	30,186	24,050	29,115	19,941